Exhibit 99.1

For More Information, Contact:
Cygnus, Inc.	Sankyo Pharma Inc.
Cygnus Corporate Communications	Patti Bifulco, Hill and Knowlton
(650) 369-4300 www.cygn.com	212-885-0494

FOR IMMEDIATE RELEASE

Cygnus Receives $12.5 Million Milestone Payment under Expanded GlucoWatch® Biographer Agreement with Sankyo

Redwood City, CA — July 18, 2002 — Cygnus, Inc. (Nasdaq: CYGN) announced today the receipt of a third milestone payment from Sankyo Pharma Inc., a wholly owned U.S. subsidiary of Sankyo Co., Ltd., a $4.5 billion Japanese pharmaceutical company.  This $12.5 million resulted from the signing of an expanded contractual relationship with Sankyo for sales, marketing and distribution of the GlucoWatch® Biographer in the United States over the next 12 years. Total milestone payments from Sankyo Pharma Inc. now stand at $22.5 million, with an additional $2.5 million to be received upon FDA approval for use of the Biographer in children and adolescents (ages 7 to 17).   The FDA has placed this application under expedited review.

“Sankyo has demonstrated their strong belief in the market potential of our breakthrough technology and their commitment to bringing it to the American community,” stated John C Hodgman, Chairman, Chief Executive Officer and President of Cygnus, Inc.  “Our two companies share a vision of continuous glucose monitoring as the new standard of care for diabetes, dominated by Cygnus’ patented innovations. With Sankyo’s proven expertise in launching new medical products and Cygnus’ substantial and continuing technological lead over any competition, we have reason to be enthusiastic about our days ahead together. We’re especially excited right now about plans for launching in the near future our second-generation model, which has already received approval from the U.S. Food and Drug Administration.”

Under the expanded agreement (announced July 9, 2002), Sankyo has become responsible for marketing, managed care and government contracting, and distribution of the GlucoWatch® Biographer, in addition to promoting the product to health care professionals.  Sankyo will receive an increased percentage of net sales as a result of the additional responsibilities it has assumed. Cygnus anticipates a reduction in expenses of more than $35 million over the next three calendar years as a result of transferring marketing and distribution expenditures to Sankyo, and associated Cygnus restructuring.

“We are especially pleased to obtain this operating capital in such a difficult financial market,” stated Craig W. Carlson, Chief Operating Officer, Chief Financial Officer and Senior Vice President of Cygnus, Inc.  “The milestone payment is only one of the significant ways in which our expanded agreement with Sankyo provides for the success of the GlucoWatch Biographer. Under our new arrangement, Sankyo will promote the GlucoWatch Biographer with a specialty sales force of 100 representatives, double the size specified in the original agreement, as well as committing to utilize their large national primary care sales force.  They will devote additional managed care resources to support reimbursement activities, and they will manage distribution for specialty distributors and retail channels, while assuming responsibility for marketing programs and expenditures. Of particular note, Sankyo will budget considerably more than the $8 million a year for promotion that was Cygnus’ responsibility under the previous arrangement. Cygnus can instead concentrate our resources on improving our product and increasing our technological advantage.”

In November 2001, Cygnus and Sankyo announced a co-promotion agreement in which Sankyo would be primarily responsible for promoting the GlucoWatch Biographer to health care professionals and Cygnus would be responsible for marketing, distribution and customer service, as well as for research and development, regulatory and clinical activities. Sankyo paid Cygnus a total of $10 million in milestones in accordance with the original agreement. The first-generation GlucoWatch Biographer became available for sale on April 15, 2002 in the United States. It is purchased through direct mail, not through retail pharmacies. To obtain a GlucoWatch Biographer in the United States, adults (ages 18 and older) with diabetes can call toll-free 1-866-GLWATCH to (1) answer a brief telephone questionnaire to be sure the device is right for them, (2) place the order, and (3) receive instructions for sending or having a health care professional send a U.S. prescription.

The GlucoWatch Biographer consists of two main parts: the durable Biographer, which is the watch-like device that attaches to a person’s forearm, and the AutoSensor, the disposable component that attaches to the back of the Biographer and allows for glucose monitoring for up to 12 hours in the first-generation model. The price of the Starter Kit, which includes the GlucoWatch Biographer, instructional video, user guide, battery charger and two rechargeable batteries, as well as other accessories, is $595. AutoSensors are sold in cartons of 16 and sell for $69.75.  Also available for sale at an introductory price of $35.00 is the GlucoWatch® Analyzer, FDA-approved software that downloads data retrieved by the individual’s Biographer into a personal computer for display and storage of data.  The software uses the data to generate statistical reports and graphs that are designed to create a comprehensive picture of an individual’s recent glucose level history and allow for analysis of trends and patterns in glucose levels.

On April 2, 2002, Cygnus announced that it had received supplemental pre-market approval (PMA) from the U.S. Food and Drug Administration (FDA) for its second-generation model, the GlucoWatch® G2™ Biographer. The GlucoWatch G2 Biographer embodies several enhancements to the first-generation GlucoWatch Biographer, which was approved by the FDA in 2001. The most notable enhancement is in the warm-up time, an initial wearing period before readings are available, which has been reduced from three hours to two hours. Also, this second-generation product can display and store readings twice as often (i.e., up to every 10 minutes), compared with the first version. The audible alert can provide “predictive” notification before a pre-set low glucose value is actually encountered. Readings can be obtained for as long as 13 hours versus 12 hours. Several other enhancements have been incorporated as well.

The GlucoWatch Biographer is the first and only glucose monitoring system that provides readings frequently, automatically and non-invasively, up to three times an hour, for up to twelve hours day or night.  The Biographer is a glucose monitoring device designed to detect trends and track patterns in glucose levels in adults (ages 18 and older) with diabetes.  This device is intended for use by patients at home and in health care facilities.  It is for prescription use only.  The Biographer is intended for use as an adjunctive device to supplement, not replace, information obtained from standard home glucose monitoring devices.  The GlucoWatch Biographer is indicated for use in detection and assessment of episodes of hyperglycemia and hypoglycemia, facilitating both acute and long-term therapy adjustments, which may minimize these excursions. Interpretation of Biographer results should be based on the trends and patterns seen within several sequential readings over time. The GlucoWatch Biographer differs from other glucose monitoring systems in several ways.  It is non-invasive, collecting glucose through the skin, not from blood.  It automatically measures and displays glucose levels and detects trends and patterns in glucose levels as opposed to a single, discrete reading.  It has alert systems to inform users when glucose levels are too high, too low or declining rapidly.  The Biographer also stores up to 4,000 glucose values in an electronic diary that can be reviewed at the touch of a button or uploaded into a software program to enable detailed analysis of glucose fluctuations.

Sankyo Pharma Inc. is dedicated to developing and marketing innovative pharmaceutical products for the U.S. market. Sankyo has operations in New York and New Jersey, and a Research Institute in California. A national sales force promotes Sankyo Pharma Inc. products, and they are supported by dedicated managed care and field-based medical personnel. Sankyo Pharma Inc. launched WelChol® (colesevelam HCI), a non-systemic lipid-lowering agent, in September 2000. In less than 12 months after launch, WelChol vaulted to the number one position in its class, with first full-year sales exceeding $90 million in 2001. In April of this year, the U.S. Food and Drug Administration (FDA) granted marketing approval to Sankyo Pharma Inc. for Benicar™ (olmesartan medoxomil), a new angiotensin II receptor blocker for the treatment of hypertension. Detailed information about Sankyo Pharma Inc. is available at www.sankyopharma.com.

Sankyo Pharma Inc.’s parent company, Sankyo Co., Ltd. of Tokyo, is Japan’s second largest pharmaceutical company, with annual worldwide sales of $4.5 billion. Sankyo has a long history of discovering new classes of drugs, including the statin class of lipid lowering drugs, with its discovery of the first statin, mevastatin, and the co-discovery of lovastatin, the first statin therapy to be marketed. Additionally, Sankyo discovered, co-developed and manufactures pravastatin. Sankyo independently markets pravastatin throughout the world and through its licensee, Bristol-Myers Squibb. Pravastatin is marketed as Pravachol® (Bristol-Myers Squibb Company, New York, NY) in the United States.

Cygnus, Inc. is engaged in the development, manufacture and marketing of new and improved glucose monitoring devices. Cygnus’ products are designed to provide more data to individuals and their physicians and enable them to make better-informed decisions on how to manage diabetes. Cygnus’ first approved product, called the GlucoWatch® Biographer, and its second-generation product are the only products approved by the FDA that provide frequent, automatic and non-invasive measurement of glucose levels. A supplemental pre-market approval (PMA) submission is currently under expedited review by the FDA for use of the GlucoWatch Biographer by children and adolescents (ages 7-17). The GlucoWatch Biographer has also received the CE mark permitting sales in the European Union, and Cygnus is currently selling the first-generation product in the United Kingdom and United States. Cygnus believes its product represents the most significant commercialized technological advancement in self-monitoring of glucose levels since the advent, approximately 20 years ago, of finger-stick blood glucose measurement. More information about Cygnus can be found at the corporate web site: http://www.cygn.com. Additional information about the GlucoWatch Biographer can be obtained by calling Cygnus’ toll-free number, 1-866-GLWATCH, or by visiting http://www.glucowatch.com.

Some of the statements in this news release are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about the Company’s plans, objectives, expectations, intentions and assumptions and other statements contained in this news release that are not statements of historical fact. Forward-looking statements include, but are not limited to, statements about the Company’s ability to manufacture and commercially scale up the GlucoWatch Biographer, the Company’s plans for commercialization alliances, the Company’s ability to achieve market acceptance of the GlucoWatch Biographer, and the Company’s plans for enhancements and possible manufacturing changes through the regulatory process. In some cases, you can identify these statements by words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continues,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions. Cygnus cannot guarantee future results, levels of activity, performance or achievements. Actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. The Company refers you to the documents the Company files from time to time with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which contain descriptions of certain factors that could cause the Company’s actual results to differ from the Company’s current expectations and any forward-looking statements contained in this news release. “GlucoWatch” is a registered trademark of Cygnus, Inc.

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